Exhibit 3.157

ARTICLES OF INCORPORATION

OF

LAKELAND PHYSICIANS MEDICAL BUILDING, INC.

I, the undersigned natural person of the age of 18 years or more, acting as an incorporator of a corporation (hereinafter called the “Corporation”) under the Mississippi Business Corporation Act do hereby adopt the following articles of incorporation for the Corporation:

FIRST: The name of the Corporation is:

“Lakeland Physicians Medical Building, Inc.”

SECOND: The period of duration of the Corporation is 99 years.

THIRD: The Corporation is a corporation for profit and the purpose for which the Corporation is organized is to provide outpatient surgery facilities and to engage in the transaction of any and all lawful business for which corporations may be organized under the Mississippi Business Corporation Act.

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of a common class having a par value of $1.00 per share (“Common Stock”). Each share of Common Stock shall have identical rights and privileges in every respect.

FIFTH: The corporation shall not commence business until consideration of the value of at least $1000 has been received for the issuance of shares.

SIXTH: No preemptive rights. No shareholder shall, solely by reason of such shareholder’s ownership of shares or other securities of the Corporation, have any preemptive or preferential right to receive, purchase, or subscribe to (a) any unissued or treasury shares of any class of stock (whether now or hereafter authorized) of the Corporation, (b) any obligations, evidence of indebtedness, or other securities of the Corporation convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase, or subscribe to, any such unissued or treasury shares, (c) any right of subscription to or right to receive, or any warrant or option for the purchase of, any of the foregoing securities, or (d) any other securities that may be issued or sold by the Corporation.

SEVENTH: The post office address of the initial registered office is 118 N. Congress Street, Jackson, Mississippi 39205, and the name of its initial registered agent is C T Corporation System.

EIGHTH: The number of directors constituting the initial board of directors of the Corporation is one, and the name and address of the person who is to serve as director until the first annual meeting of the shareholders or until his successor or successors are elected and shall qualify is:

Donald E. Steen

15110 Dallas Parkway, Suite 600

Dallas, Texas 75248

NINTH: The name and address of the incorporator is:

Alex Jenkins

15110 Dallas Parkway, Suite 600

Dallas, Texas 75248

IN WITNESS WHEREOF, I have hereunto set my hand this 22nd day of March, 1988.

/s/ Alex Jenkins
Alex Jenkins, Incorporator

THE STATE OF TEXAS

COUNTY OF DALLAS

I, Cyrene Vacanti, a Notary Public, do hereby certify that on this 22nd day of March, 1988, personally appeared before me Alex Jenkins, who, being by me first duly sworn, declared that he is the person who signed the foregoing document as incorporator and that the statements therein contained are true.

/s/ Cyrene M. Vacanti
Notary Public in and for the State of Texas

My Commission Expires:

September 22, 1991

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